Exhibit 99.1

ARCHROCK ANNOUNCES CHANGES TO BOARD OF DIRECTORS

HOUSTON, July 25, 2018 (GLOBE NEWSWIRE) — Archrock, Inc. (NYSE:AROC) (“Archrock” or the “Company”) today announced that, on July 24, 2018, Mark McCollum notified the Company of his resignation from the Company’s Board of Directors (the “Board”).  Mr. McCollum informed the Board that his resignation was due to his obligations as President and Chief Executive Officer of Weatherford International plc and not due to any disagreement with, or any matter relating to, the operations, policies or practices of the Company.  He has served on the Board since 2009 and had previously served on the board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P. (“APLP”), since 2006.

On July 25, 2018, the Board appointed Edmund P. Segner, III to fill the vacant Board seat resulting from Mr. McCollum’s resignation.  Mr. Segner will also serve as a member of the Audit Committee of the Board. Mr. Segner’s addition to the Board is effective as of July 25, 2018.

Mr. Segner, 64, previously served as a Director of Archrock GP LLC from 2009 until APLP’s merger with a wholly-owned subsidiary of the Company in April 2018.  Mr. Segner is a Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston).  Mr. Segner retired from EOG Resources, Inc. in 2008, having served as President, Chief of Staff and Director from 1999 to 2007 and as Principal Financial Officer from 2003 to 2007. He currently serves as Director, Chairman of the Reserves and Environment, Health and Safety Committee and member of the audit and compensation committees of HighPoint Resources Corporation and as Lead Director, Audit Committee Chair and member of the Nominating and Governance Committee of Laredo Petroleum, Inc.

Commenting on the changes in Board membership, Gordon Hall, Chairman of the Board of Archrock remarked, “We have been very fortunate to have someone of Mark McCollum’s caliber serve on our Board for nearly a decade.  We wish him well in his future endeavors.  We are equally fortunate to add Ed Segner to our Board, which we expect will be a seamless transition given his prior service on the Board of Archrock GP LLC and his thorough understanding of our contract compression and aftermarket services business.  Ed brings a wealth of industry knowledge and experience, having held significant leadership and board positions with leading companies in the energy sector.”

About Archrock

Archrock, Inc. (NYSE:AROC) is a pure play U.S. natural gas contract compression services business and a leading supplier of aftermarket services to customers that own compression equipment in the United States. Archrock is headquartered in Houston, Texas, operating in the major oil and gas producing regions in the United States, with approximately 1,700 employees. For more information, visit www.archrock.com.

SOURCE:  Archrock, Inc.

For information, contact:
Paul Burkhart, Vice President Finance
281-836-8688
investor.relations@archrock.com